Exhibit 99.1

WORLDHEART COMPLETES $14.1 MILLION PRIVATE PLACEMENT FINANCING

- ALL PROPOSALS APPROVED AT SHAREHOLDERS MEETING -

•                  $11.3 million second closing primarily from existing investors and management, completed yesterday

•                  $2.8 million first closing with new investor, Greenway Capital, completed on
 November 16, 2006

•                  Proceeds are expected to fund operations into 2008

•                  U.S. clinical trial expected to launch in 2007

Oakland, CA – December 22, 2006 – World Heart Corporation (NASDAQ: WHRT, TSX: WHT), a developer of mechanical circulatory support systems, today announced that it completed the second closing of its $14.1 million private placement transaction.  This follows shareholder approval of the financing at the Company’s Annual and Special Shareholders Meeting, held on December 20, 2006.  All proposals were approved at the meeting.

Private Placement

Existing investors, including Maverick Ventures Management, LLC, Special Situations Fund and Medical Strategy (on behalf of Medical BioHealth-Trends), as well as new investors, including Greenway Capital, and certain members of WorldHeart’s management team participated in the financing.  The new funding, along with previously initiated restructuring and cost-containment efforts, is expected to sustain operations through the initiation of U.S. clinical trials for WorldHeart’s next-generation Levacor Rotary ventricular assist device (VAD) product in late 2007 and on into the second quarter of 2008.

“The enthusiastic participation of our existing and new investors demonstrates the high-level of confidence they have in both the long-term success of WorldHeart’s products and our business plan,” said Jal S. Jassawalla, president and chief executive officer of WorldHeart “This financing will enable WorldHeart to focus its energies on the final development, evaluation and eventual commercialization of our advanced Levacor Rotary VAD.  We have completed Levacor clinical and technical training at two prestigious medical centers in Canada and expect to initiate clinical use at these centers early next year, followed by a U.S. feasibility trial in the latter half of 2007.  Thus far, we have been very pleased with the performance of the Levacor in our European feasibility trial.  As a result, we have seen strong worldwide interest from other leading clinical centers wishing to participate in the clinical trials.”

WorldHeart originally entered into a purchase agreement with investors for the private placement on November 13, 2006.  Gross proceeds from the two-tranche financing totaled approximately $14.1 million at a price of $0.25 per common share.  Approximately $2.8 million of the financing closed on November 16, 2006 with the second closing of approximately $11.3 million completed yesterday.

WorldHeart’s Business Realignment

In addition to the financing, WorldHeart has made progress towards its previously announced restructuring and business realignment, reducing spending and better positioning the Company to changing market conditions and diminished demand for its first-generation Novacor® LVAS. WorldHeart has reduced manufacturing, selling and administrative costs primarily associated with its Novacor LVAS.  On December 14, 2006 the Company announced that it would discontinue the Novacor RELIANT trial.  However, the Company will continue to sell and support that product for its approved Bridge-To-Transplant indication.

About the Levacor

The Levacor is a fourth-generation rotary VAD.  It is the only bearingless, fully magnetically levitated implantable centrifugal rotary heart pump in clinical trials.  An advanced, continuous-flow pump, the

Levacor uses magnetic levitation to fully suspend the spinning rotor, its only moving part, inside a compact housing.  The proprietary levitation technology employs a unique arrangement of magnetics expected to provide optimal system simplicity and reliability.  In contrast to pumps with blood-immersed mechanical or hydrodynamic bearings, full magnetic levitation eliminates wear within the pump as well as dependence on blood properties for rotor suspension, and is expected to provide improved blood handling by allowing greater clearances around the rotor and more ideal flow patterns across a wider range of operation. The Levacor VAD has been designed with the objective of addressing the needs of future heart failure patient populations with a high safety profile and a robust range of operation.

About WorldHeart

WorldHeart is a developer of mechanical circulatory support systems with leading next-generation technologies and a full portfolio of product candidates.  The Company is headquartered in Oakland, California, USA with additional facilities in Salt Lake City, Utah and in Heesch, Netherlands.  WorldHeart’s registered office is Ottawa, Ontario, Canada.

Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include statements regarding the Company’s expectations with respect to the cost reduction efforts and its impact on the Company’s ability to maintain operations, the ability to form strategic partnerships and statements about the Company’s future development plans for its next-generation product candidates, including the timing and scope of clinical trials for Levacor, as well as, other statements that can be identified by the use of forward-looking language, such as “believes,” “feels,” “expects,” “may,” “will,” “should,” “seeks,” “plans,” “anticipates,” or “intends” or the negative of those terms, or by discussions of strategy or intentions.  Investors are cautioned that all forward-looking statements involve risk and uncertainties, including without limitation:  continued slow market acceptance of and a shift in market demand away from the Company’s Novacor LVAS product; need for additional financing in the future; costs and delays associated with clinical trials; limitations on third-party reimbursement; inability to protect proprietary technology; continued slower Destination Therapy adoption rate for VADs; delays in completion of cost reductions programs associated with the restructuring plan;  and other risks detailed in the Company’s filings with the United States Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended December 31, 2005, as amended and its registration statement on Form S-3 (no. 333-138872) declared effective on December 18, 2006.

Contact Information:

World Heart Corporation

Mr. Richard Juelis (510) 563-4713

Ms. Peggy Allman (510) 563-4721

www.worldheart.com